Exhibit 10.2

AMENDMENT NO. 2 TO
STOCK REPURCHASE AGREEMENT

This Amendment No. 2 to Stock Repurchase Agreement (this “Amendment”) is made effective as of September 16, 2010 and amends that certain Stock Repurchase Agreement dated as of December 23, 2009, as amended (the “Agreement”) by and between Paneltech International Holdings, Inc. a Delaware corporation (fka Charleston Basics, Inc.) (the “Company”) and Collins Timber Company LLC, an Oregon limited liability company (the “Selling Shareholder”).

W I T N E S S E T H:

WHEREAS, as part of the Purchase Price (as defined in the Agreement) payable to the Selling Shareholder under the terms of the Agreement, the Company delivered to the Selling Shareholder that certain Non-Negotiable Promissory Note dated as of December 23, 2009 (the “Note”) made by the Company in favor of Selling Shareholder;

WHEREAS, the Agreement was previously amended on July 26, 2010 to extend the outside maturity date of the Note by 30 days;

WHEREAS, contemporaneously herewith the Company and the Selling Shareholder are amending the Note to, among other things, extend the outside maturity date of the Note to January 1, 2012 and modify the interest rate thereunder retroactive to July 1, 2010;

WHEREAS, the Company and the Selling Shareholder desire to amend the Agreement to reflect the new interest rate and the new outside maturity date of the Note as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A.  Amendments.  The Agreement is hereby amended as follows:

1.   Section 1.2 (ii) of the Agreement is deleted in its entirety and replaced with the following:

(ii) Three Hundred Seventy Five Thousand dollars ($375,000) of the Purchase Price payable in the form of a promissory note (the “Note”) attached hereto as Exhibit B (which portion of the Purchase Price shall be subject to increase to $625,000 as provided in the Note). From the date hereof until June 30, 2010, the Note shall bear interest at the prime rate from time to time in effect as published in the Wall Street Journal. Beginning July 1, 2010, the Note shall bear interest at 7% per annum.

2.   Section 1.3 of the Agreement is amended by replacing the reference to “August 31, 2010” with “January 1, 2012”.

B.           No Other Amendments.  This Amendment shall not be deemed to modify the terms of the Agreement except as expressly set forth herein.

C.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

D.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, all such counterparts shall together constitute but one and the same instrument and facsimile and photostatic copies of such executed counterparts shall be given the same effect as the originals.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Stock Repurchase Agreement as of the date first written above.

THE COMPANY: Paneltech International Holdings, Inc. (fka Charleston Basics, Inc.)		THE HOLDER: Collins Timber Company LLC

By:	/s/Leroy D. Nott	By:	/s/ Eric Schooler
Name:	Leroy D. Nott	Name:	Eric Schooler
Title:	President	Title:	President/CEO